                                EARNINGS RELEASE

                                   EXHIBIT 99

[WILMINGTON TRUST LOGO] WILMINGTON TRUST            WILMINGTON TRUST CORPORATION
                                                    RODNEY SQUARE NORTH
NEWS RELEASE                                        1100 NORTH MARKET STREET
                                                    WILMINGTON, DE 19890-0001
FOR IMMEDIATE RELEASE

WILMINGTON TRUST PROFITS RISE 36% FOR 2005 FOURTH QUARTER AND 22% FOR FULL YEAR

Wilmington, Del., January 20, 2006 --Wilmington Trust Corporation (NYSE: WL) reported record high net income and earnings per share for the 2005 fourth quarter and full year.

Net income for the 2005 fourth quarter was $48.1 million. This was 36% more than for the year-ago fourth quarter, and 8% more than for the 2005 third quarter. Earnings per share (on a diluted basis) for the 2005 fourth quarter were $0.70. This was 35% higher than for the year-ago fourth quarter, and 8% more than for the third quarter of 2005.

For the full-year 2005, net income totaled $173.0 million, which was a 22% increase from 2004. Full-year earnings per share (on a diluted basis) were $2.52, a 21% increase from 2004.

"Superlative growth in our banking business, solid results from our advisory businesses, a favorable market interest rate environment, superior credit quality, and expense management combined to produce 2005 fourth quarter and full-year earnings that are among the best in our company's history," said Ted
T. Cecala, Wilmington Trust's chairman and chief executive officer. "Over the past several years, we have invested consistently in our company's future by hiring the best people, adding the capabilities our clients need most, and entering markets that have the greatest potential for growth. Our success in 2005 is a direct result of those investments."

For the 2005 fourth quarter:

-    Total assets, on average, exceeded $10 billion for the first time.

- Loan balances were $7.34 billion, on average, an increase of 11% from the year-ago fourth quarter.

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

- The percentage of loans rated "pass" in the internal risk rating analysis topped 97%, and the provision for loan losses was among the lowest in the company's history.

-    Core deposits, on average, exceeded $5 billion for the first time.

- The net interest margin increased 15 basis points from the year-ago fourth quarter to 3.74%.

- Net interest income (after the provision for loan losses) rose 18% from the year-ago fourth quarter.

- Corporate Client Services continued to rebound, recording revenue that was 14% higher than for the year-ago fourth quarter.

-    Wealth Advisory Services continued to gain momentum in markets beyond
     Delaware.

- Managed assets at value-style affiliate money manager Cramer Rosenthal McGlynn continued to reach new highs.

The double-digit increases in net income far outpaced the growth in equity, which caused the returns on average assets (ROA) and stockholders' equity (ROE) to improve. On an annualized basis, fourth quarter 2005 results produced ROA of 1.88% and ROE of 19.50%. The corresponding returns for the fourth quarter of 2004 were 1.51% and 15.75%, respectively. For the 2005 full year, ROA was 1.77% and ROE was 18.31%, compared with 1.56% and 16.68%, respectively, for 2004.

CASH DIVIDEND DECLARED

At its meeting yesterday, the Board of Directors declared a regular quarterly cash dividend of $0.30 per share. The quarterly dividend will be paid on February 15, 2006, to shareholders of record on February 1, 2006.

REGIONAL BANKING BENEFITS FROM HEALTHY ECONOMY, LOAN GROWTH

The Regional Banking business benefited from the stable and diversified economy in the Delaware Valley region, where economic indicators remained positive. According to the Federal

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Reserve Bank of Philadelphia, business activity continued to expand, residential building activity increased, commercial real estate market conditions were steady, and employment in the region remained on the rise. Opposite a U.S. unemployment rate of 5.0%, Delaware's unemployment rate was 4.4%, and the unemployment rate for the greater Philadelphia metropolitan statistical area was 4.7% (as of November 2005, the most recent data available).

Amidst the positive economic environment, loan balances rose for the 19th consecutive quarter, to $7.34 billion, on average. This was 11% higher than for the year-ago fourth quarter, and 3% more than for the 2005 third quarter. For the full-year 2005, loan balances were $7.05 billion, on average, which was 9% more than for 2004. Most of the loan growth for the 2005 fourth quarter and full year occurred in the commercial real estate portfolio and installment loans to individuals.

Loans from the Pennsylvania market, on average, were $1.61 billion for the 2005 fourth quarter and $1.52 billion for the full year. These were increases of 15% and 8%, respectively, from the corresponding prior-year periods.

The company focuses its commercial banking activities on middle-market businesses (privately owned or closely held businesses with annual sales of up to $250 million) throughout the Delaware Valley region. Its consumer banking and deposit-gathering activities occur mainly in the state of Delaware.

COMMERCIAL LOAN GROWTH REFLECTS HOUSING DEMAND

Commercial loan balances were $4.87 billion, on average, for the 2005 fourth quarter, and $4.67 billion, on average, for the full year. These were increases of 11% and 9%, respectively, from the corresponding year-ago periods.

Commercial real estate/construction (CRE) loans accounted for nearly all of the fourth quarter and full-year increases in total commercial loan balances. The fourth quarter and full-year CRE growth reflected the demand for housing and related services in Delaware due to population

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growth. According to the U.S. Census Bureau, Delaware is the seventh fastest growing state in the United States, and the fifth most popular for attracting permanent residents aged 65 and older.

Approximately 90% of the CRE loans booked during the 2005 fourth quarter were for projects in Delaware. Most of the Delaware CRE loans were for single-family residential tract developments in the southern part of the state, where most of the population growth is occurring. Other CRE loans booked in Delaware during the 2005 fourth quarter were for retail, leisure, and light industrial projects.

RETAIL LOAN GROWTH REFLECTS LEADERSHIP OF THE DELAWARE MARKET

Retail loans, which include residential mortgage loans and installment loans to individuals, and loans secured with liquid collateral, were $2.48 billion, on average, for the 2005 fourth quarter and $2.37 billion, on average, for the full year. These were increases of 10% and 8%, respectively, from the corresponding year-ago periods.

Installment loans to individuals accounted for almost all of the fourth quarter and full-year growth in the retail portfolio. Loan balances in this portfolio, on average, were 18% higher for the 2005 fourth quarter and 17% higher for the full year than for the corresponding year-ago periods.

INSTALLMENT LOANS TO INDIVIDUALS                       FOURTH QUARTER                   FULL YEAR
(In millions, on average)                             2005          2004             2005           2004
-------------------------------------------------------------------------------------------------------------
Home equity                                           $328.2         $294.8          $323.3         $268.7
Indirect auto                                         $636.1         $550.6          $667.0         $556.0
Credit card                                            $70.8          $66.9           $69.2          $65.5
Other                                                 $377.7         $290.1          $269.8         $243.9
TOTAL                                               $1,412.8       $1,202.4        $1,329.3       $1,134.1

The main contributors to growth in installment loans were indirect auto loans (consumer loans made through auto dealers) and a variety of other types of personal loans. Indirect auto loan balances trended higher in each quarter of 2005, reflecting higher volumes of auto sales and the extent of the company's relationships with auto dealers in the Delaware Valley and northeastern Maryland. Indirect auto loans were 16% higher for the 2005 fourth quarter and 20% higher for the full year than for the corresponding periods in 2004.

Home equity loan balances were 11% higher for the 2005 fourth quarter and 20% higher for the full year than for the corresponding periods in 2004. These increases reflected promotional campaigns conducted throughout 2005 and the company's dominance of the banking market in Delaware.

In the residential mortgage portion of the retail loan portfolio, balances and origination volumes were higher on a fourth-quarter and full-year basis. The effects of the higher origination volumes were not reflected fully in the balances, due to the company's ongoing practice of selling most new fixed-rate residential mortgage production into the secondary market.

As the following table shows, for the fourth quarter, balances were 4% higher, while originations rose 83%. For the full year, the increase in balances was less than 1%, while originations were 62% higher.

RESIDENTIAL MORTGAGES                         FOURTH QUARTER                 FULL YEAR
(Dollar amounts in millions)               2005            2004            2005         2004
-----------------------------------------------------------------------------------------------
Balances (on average)                      $450.8          $434.3         $438.6       $435.8
Originations                                $64.1           $35.1         $221.0       $136.6

The balances of loans in the retail portfolio classified as "loans secured with liquid collateral" remained relatively unchanged. These loans are associated primarily with Wealth Advisory clients throughout the United States.

CREDIT QUALITY REMAINS STABLE

Key measures of credit quality remained among the strongest in the company's history:

- The net charge-off ratio was lower for the 2005 fourth quarter and full year than for the corresponding periods in 2004.

- The percentage of loans rated "pass" in the internal risk rating analysis exceeded 97% for the first time in at least 10 years.

- Nonaccruing loans (loans on which the company is receiving no payments of interest or principal) and loans past due 90 days or more decreased from the year-ago fourth quarter and the 2005 third quarter.

- The provision for loan losses and the loan loss reserve ratio were lower than for the year-ago fourth quarter and the 2005 third quarter.

This was a reflection of the health of the Delaware economy and the company's disciplined loan underwriting culture.

The net charge-off ratio for the 2005 fourth quarter was 5 basis points, which was 3 basis points lower than for the year-ago fourth quarter. For the full year 2005, the net charge-off ratio was 14 basis points, which was 10 basis points lower than the full year 2004 net charge-off ratio of 24 basis points.

Charge-offs for the 2005 fourth quarter included approximately $3.0 million associated with a loan to a commercial banking client in the agricultural business. This loan was transferred to nonaccruing status in the second quarter of 2005.

Nonaccruing loans at December 31, 2005, were $10.6 million lower on a linked-quarter basis and $17.1 million lower on a year-over-year basis. The decline reflected the proceeds of a settlement in October 2005 which reduced nonaccruing loans by $8.5 million and added $2.5 million to recoveries.

The linked-quarter decline in loans past due 90 days reflected approximately $6.0 million of loans that were past due at September 30, 2005, but returned to current status in early October 2005. This amount was associated with a Wealth Advisory Services client.

The loan loss reserve ratio at December 31, 2005, was 1.24%. This was 9 basis points lower than at year-end 2004, and 4 basis points lower than at September 30, 2005.

CORE DEPOSITS MAINLY REFLECT ACTIVITY IN DELAWARE

Core deposits were $5.01 billion, on average, for the 2005 fourth quarter. This was 6% higher than for the year-ago fourth quarter, and 3% higher than for the 2005 third quarter. The 2005 fourth quarter marked the first time that core deposit balances exceeded $5 billion.

Approximately 94% of core deposit balances, on average, for the 2005 fourth quarter came from clients in Delaware, which is where the company focuses its retail banking activities. Most of the core deposit growth was in certificates of deposit (CDs) under $100,000 and local CDs of $100,000 and more.

The company records local CDs of $100,000 and more as core deposits because they reflect activity from clients within the Delaware Valley region, including commercial banking clients and local municipalities, who frequently use local CDs to generate returns on their excess cash. Of the local CD balances at December 31, 2005:

-    Consumer banking clients in Delaware accounted for approximately 65%;

- Commercial banking clients in the Delaware Valley region accounted for approximately 21%; and

-    Wealth Advisory clients accounted for approximately 14%.

BALANCE SHEET EXPANSION REFLECTS LOAN GROWTH

Total assets at December 31, 2005, were $10.23 billion, slightly more than at September 30, 2005, and 8% higher than at year-end 2004.

On average, total assets for the 2005 fourth quarter were $10.14 billion, which was 2% more than for the 2005 third quarter, and 8% more than for the year-ago fourth quarter. The 2005 fourth quarter marked the first time that asset balances, on average, exceeded $10 billion.

For the 2005 full year, total assets were $9.80 billion, on average. This was an increase of $674.6 million, or 7%, from the 2004 full year. Loans continued to account for most of the linked-quarter and year-over-year growth, and accounted for a slightly larger percentage of total assets for 2005 than for 2004.

The investment securities portfolio represented 19% of total assets, on a period-end and average balance basis, for both the 2005 fourth quarter and full year. This was essentially unchanged from the corresponding periods in 2004. On a percentage basis, the composition of investments in the securities portfolio remained relatively unchanged.

The average life and duration of the investment securities portfolio at December 31, 2005, were 6.14 years and 2.63, respectively. In comparison, at December 31, 2004, the average life was 6.41 years and the duration was 2.66.

CONTINUED FAVORABLE DEPOSIT PRICING DRIVES MARGIN EXPANSION

The net interest margin for the 2005 fourth quarter was 3.74%. This was 8 basis points higher than for the 2005 third quarter, and 15 basis points higher than for the year-ago fourth quarter.

For the 2005 full year, the net interest margin was 3.71%. This was 14 basis points higher than the 2004 margin of 3.57%.

The margin expanded because, as market interest rates rose throughout 2005, the company remained asset-sensitive, which means that asset repricing outpaced liability repricing. The Federal Open Market Committee raised short-term interest rates eight times during 2005, for a total of 200 basis points. Two of those increases, for a total of 50 basis points, occurred during the fourth quarter.

In this rising-rate environment, loan yields increased opposite modest pressure on deposit pricing. The following table compares the changes in asset yields and liability rates between the third and fourth quarters of 2005, and from year-end 2004 to year-end 2005.

YIELD AND RATE CHANGES (BASIS POINTS)                 LINKED-QUARTER INCREASE          FULL-YEAR INCREASE
-------------------------------------------------------------------------------------------------------------
Commercial loans                                                 46 bps                     179 bps
Total loans                                                      38 bps                     149 bps
Core deposits                                                    19 bps                      59 bps
Total interest-bearing deposits                                  29 bps                     119 bps

Total earning assets                                             35 bps                     125 bps
Funds to support earning assets                                  27 bps                     110 bps

Since the company makes loans throughout the Delaware Valley region but gathers core deposits mainly in the state of Delaware, it augments core deposits with purchased funding. As of December 31, 2005, the repricing characteristics of the loan portfolio closely matched those of the purchased funding sources:

- Approximately 77% of total loans were floating rate loans, most of which reprice within 30 to 45 days of a rate increase.

- The pricing on approximately 63% of commercial floating-rate loans was tied to a prime lending rate of 7.25%.

- The pricing on approximately 30% of commercial floating-rate loans was tied to the 1-month LIBOR.

- Approximately 87% of national CDs $100,000 and over had maturities of 90 days or less.

- Approximately 90% of interest-bearing short-term borrowings (federal funds purchased and securities sold under agreements to repurchase) had maturities of 90 days or less.

BUSINESS DEVELOPMENT DRIVES WEALTH ADVISORY RESULTS

Wealth Advisory Services (WAS) revenue was $42.7 million for the 2005 fourth quarter and $172.1 million for the full year. These were increases of 3% and 11%, respectively, from the corresponding prior-year periods.

Business development with existing as well as new clients accounted for much of the growth, and continued to reflect momentum in geographic markets in which the company has expanded in recent years. Compared with year-ago levels, business development for the 2005 fourth quarter and full year was especially strong in the southeastern Pennsylvania, Atlanta, Baltimore, and Florida markets.

Income from trust and investment advisory services was $30.3 million for the 2005 fourth quarter and $121.9 million for the full year. These were increases of 4% and 11%, respectively, from the corresponding periods in 2004. In comparison, the S&P 500, which management believes is a good proxy for the equity investments in client portfolios, rose 2% during the 2005 fourth quarter and 3% for the full year. This comparison shows that new business development, in addition to market appreciation, accounted for the income growth.

On a linked-quarter basis, trust and investment advisory income was slightly less for the 2005 fourth quarter than for the 2005 third quarter. This was a function of higher-than-usual fees in one client account during the third quarter. Absent these fees, the third-to-fourth quarter growth rate would have been more in line with the 2% linked-quarter growth seen in the first half of 2005.

Income from planning and other services was $7.1 million for the 2005 fourth quarter, which was 5% lower than for the year-ago fourth quarter, but 13% higher than for the 2005 third quarter. These services are priced according to complexity, and income from them reflects client demand at any given point in time. As a result, it is not unusual for income from planning and other services to fluctuate up or down from period to period.

For the 2005 full year, income from planning and other services was $30.4 million, which was 20% higher than for 2004. Revenue from Grant Tani Barash & Altman (GTBA), the family office and business management firm acquired in 2004, accounted for most of this increase, as 2005 was the first full year in which GTBA's results were consolidated with Wilmington Trust's.

Mutual fund income was 8% higher for the 2005 fourth quarter than for the year-ago fourth quarter. These fees were higher because mutual funds were used more often to achieve asset allocation in client portfolios, and because the percentage of funds invested in equities increased. Also contributing to the higher income was appreciation in the international equities mutual fund product. Equity funds accounted for approximately 20% of mutual fund fees. The remainder were money market funds.

CORPORATE CLIENT SERVICES CONTINUES TO REBOUND

Corporate Client Services (CCS) revenue was $20.6 million for the 2005 fourth quarter. This was 14% higher than for the year-ago fourth quarter, and 8% more than for the 2005 third quarter. CCS results in the 2005 fourth quarter brought CCS revenue for the 2005 full year to $76.3 million, which was 7% more than the 2004 full-year amount.

The capital markets, entity management, and retirement services components of CCS all recorded revenue increases for the 2005 fourth quarter and full year. Capital markets services revenue accounted for more than half of the fourth quarter and full-year increases.

After sluggishness in 2004 and the first half of 2005, activity in the capital markets industry rebounded, and CCS saw client demand return to more historic levels. Capital markets revenue for the 2005 fourth quarter, at $9.3 million, was 19% higher than for the fourth quarter of 2004 and 7% higher than for the third quarter of 2005. For the 2005 full year, capital markets revenue totaled $33.8 million, which was 9% more than for 2004.

Drivers of capital markets growth in the 2005 fourth quarter were higher demand for Delaware statutory trusts, services that support asset-backed securitizations, and services for clients in bankruptcy or restructuring.

Revenue from the entity management component of CCS also trended higher in the 2005 fourth quarter. This was due primarily to activity in European jurisdictions, mainly London and Dublin. The higher volume of business in Europe reflected the expanded scope of services implemented during 2005, and included the first transactions from Germany and Greece.

The retirement services component of CCS recorded double-digit revenue increases for the 2005 fourth quarter and full year, mainly due to increases in the valuations of client retirement plans, which form the basis for retirement services fees. Asset valuations rose on a combination of market appreciation and continued plan contributions.

2005 A STELLAR YEAR FOR CRAMER ROSENTHAL MCGLYNN

Assets under management at value-style affiliate money manager Cramer Rosenthal McGlynn (CRM) have risen to new highs every quarter since the second quarter of 2004, and the fourth quarter of 2005 was no exception. At year-end 2005, managed assets at CRM were $8.9 billion. This was $400 million more than at the end of the 2005 third quarter -- a 5% increase -- and $2 billion higher than at year-end 2004, which was a 29% increase. Market appreciation and asset inflows into CRM's small- and mid-cap products were the main reasons for the increase.

Income from Wilmington Trust's investment in CRM was $4.3 million for the 2005 fourth quarter and $16.1 million for the full year. These amounts represented increases of 10% and 48%, respectively, from income for the corresponding periods in 2004.

Wilmington Trust's ownership position in CRM remained unchanged from June 30, 2004.

ASSETS RISE AT ROXBURY CAPITAL MANAGEMENT

Managed assets at growth-style affiliate money manager Roxbury Capital Management (RCM) rose steadily throughout 2005 and reached $3.3 billion at year-end, compared with $3.2 billion at September 30, 2005, and $3.1 billion at year-end 2004. RCM's small- and mid-cap products continued to attract new assets, which helped offset outflows from the firm's large-cap product.

Income from Wilmington Trust's investment in RCM was $0.6 million for the 2005 fourth quarter and $1.4 million for the full year, compared with $0.9 million and $1.6 million, respectively, for the corresponding periods in 2004.

On a linked-quarter basis, income from RCM for the 2005 fourth quarter was double the amount recorded for the 2005 third quarter. This trend reflected RCM's ongoing efforts to grow assets under management, control expenses, and improve efficiency. In early January 2006, RCM announced the addition of a team of former RiverSource Investments managers in San Diego and launched a new small-cap growth product.

Wilmington Trust's ownership position in RCM remained unchanged from December 31, 2003.

OTHER NONINTEREST INCOME ITEMS

Income from service charges on deposit accounts was $7.3 million for the 2005 fourth quarter, compared with $7.4 million for the year-ago fourth quarter and $7.4 million for the 2005 third quarter. For the 2005 full year, service charge income totaled $28.1 million, compared with $31.4 million for 2004. The year-over-year decline reflected higher earnings credits, which offset service charges on commercial deposit accounts.

Revenue recorded as other noninterest income was higher for the 2005 full year than for 2004 primarily because of a gain from executive life insurance policies of approximately $2 million. This gain was recorded in the 2005 third quarter.

and mid-cap products continued to attract new assets, which helped offset outflows from the firm's large-cap product.

Income from Wilmington Trust's investment in RCM was $0.6 million for the 2005 fourth quarter and $1.4 million for the full year, compared with $0.9 million and $1.6 million, respectively, for the corresponding periods in 2004.

On a linked-quarter basis, income from RCM for the 2005 fourth quarter was double the amount recorded for the 2005 third quarter. This trend reflected RCM's ongoing efforts to grow assets under management, control expenses, and improve efficiency. In early January 2006, RCM announced the addition of a team of former RiverSource Investments managers in San Diego and launched a new small-cap growth product.

Wilmington Trust's ownership position in RCM remained unchanged from December 31, 2003.

OTHER NONINTEREST INCOME ITEMS

Income from service charges on deposit accounts was $7.3 million for the 2005 fourth quarter, compared with $7.4 million for the year-ago fourth quarter and $7.4 million for the 2005 third quarter. For the 2005 full-year, service charge income totaled $28.1 million, compared with $31.4 million for 2004. The year-over-year decline reflected higher earnings credits, which offset service charges on commercial deposit accounts.

Revenue recorded as other noninterest income was higher for the 2005 full-year than for 2004 primarily because of a gain from executive life insurance policies of approximately $2 million. This gain was recorded in the 2005 third quarter.

EXPENSE GROWTH REMAINS MINIMAL

Noninterest expenses (costs incurred in the course of normal business operations) totaled $92.7 million for the 2005 fourth quarter and $363.5 million for the full year. These were increases of 1% and 6%, respectively, from the corresponding periods in 2004. Underscoring the trend of minimal expense growth was the 1% increase on a linked-quarter basis, from the third quarter of 2005 to the fourth.

Staffing-related expenses -- salaries, incentives, and benefits -- represented approximately 60% of 2005 fourth quarter and full-year expenses, and accounted for the majority of the increase in total noninterest expenses.

Staffing-related expenses amounted to $54.9 million for the 2005 fourth quarter and $218.4 million for the full year. These were increases of $1.7 million and $13.7 million, respectively, from the corresponding periods in 2004.

Higher employment benefits costs (including pension and health insurance costs) were the main reason for the increase in staffing-related expenses, accounting for almost all of the 2005 vs. 2004 fourth quarter increase, and nearly half of the full-year increase. Comparing the 2005 and 2004 fourth quarters, the increase in salary and wage expense was less than 1%, while benefits expense jumped 21%. On a full-year basis, salary and wage expense increased 4%, while benefits expense rose 16%.

There were 2,469 full-time-equivalent staff members at December 31, 2005. This was 41 more that at year-end 2004, and 30 more than at the end of the 2005 third quarter. The additions in the 2005 fourth quarter were mainly in client service areas and in the Wealth Advisory and Regional Banking businesses.

Expenses for occupancy and for furniture, equipment, and supplies mainly reflected expansion activities in the Regional Banking and Corporate Client Services businesses. Regional Banking expanded in Doylestown, Pennsylvania, and Baltimore, Maryland, and opened a new bank branch in Middletown, Delaware. The Corporate Client Services business opened offices in

South Carolina and Vermont as part of the addition of captive insurance management services, and 2005 marked the first full year of operations in Dublin.

Another contributor to furniture and equipment costs was depreciation expense, which rose because 2005 was the first full year to reflect depreciation of the desktop system installed company-wide in 2004.

Other noninterest expenses were 3% lower for the 2005 fourth quarter than for the year-ago fourth quarter, primarily because servicing and consulting and other expenses related to compliance with Section 404 of the Sarbanes-Oxley Act were lower. On a full-year basis, other noninterest expenses increased 2% from the 2004 level, mainly because of two items: Telecommunications costs rose, as did originating and processing fees due to higher loan origination, filing, and check processing costs.

Income tax expense for the 2005 fourth quarter reflected a tax benefit of approximately $1.7 million for deferred taxes associated with acquisition accounting. Absent this benefit, income tax expense for the 2005 fourth quarter would have been approximately $26.2 million.

SHARE REPURCHASES MINIMAL FOLLOWING EXPANSION INVESTMENTS

Following expansion and acquisition investments made over the past 18 months, share repurchase activity was relatively modest, as the company opted to retain equity. During the 2005 fourth quarter, the company bought back 5,815 of its shares at an average per-share price of $39.08 and a total cost of $0.2 million. The company repurchased a total of 53,652 shares during the full year 2005, with an average price of $35.88 per share and a total cost of $1.9 million. This brought the total number of shares repurchased under the current 8-million-share program, which commenced in April 2002, to 688,245, leaving 7,311,755 shares available for repurchase.

OUTLOOK

Commenting on the outlook for 2006, Cecala said:

- "A number of factors combined to make 2005 an exceptional year for Wilmington Trust. Chief among these was our ability to serve clients and grow our business, but the favorable interest rate environment, credit quality, and economic stability in the Delaware Valley region played large roles.

- "Economic indicators remain positive for the Delaware Valley region, which will benefit our Regional Banking business. We are expanding our commercial banking activities north of the Philadelphia area into the Lehigh Valley, and in Maryland, to Baltimore and points south. Our loan growth track record has been consistent for nearly five years. We expect our expansion, and our focus on middle-market clients, to generate year-over-year loan growth in the 7% to 9% range.

- "At 3.71%, our net interest margin for 2005 was the highest full-year margin since 2002. If the margin remains stable, net interest income for 2006 would increase at a high-single-digit rate.

- "Credit quality remains an important factor in our results. Although more than 97% of our loans outstanding have pass ratings, we expect the provision for loan losses to be somewhat higher in 2006 than it was in 2005. Adverse changes in credit quality, or in the health of the Delaware Valley economy, could cause the provision to increase.

- "In the Wealth Advisory business, we are adding staff in key markets, and we see tremendous potential. Our ability to grow revenue in 2005 with minimal help from the equity markets illustrates the strength of our platform.

- "The pace of growth in the Corporate Client business picked up nicely in the second half of 2005, and we look for that momentum to continue in 2006. Expansion of our capabilities in Europe, and our entry into the captive insurance management market, should help offset any potential slowdown in capital markets activity.

- "Cramer Rosenthal McGlynn had a record-breaking year in 2005, and their outlook remains positive.

- "Beginning with the first quarter of 2006, accounting rules require us to record the expense of stock options we issue. Had these rules been in effect for 2005, we would have recorded

- option expense for the full-year 2005 of $5.9 million, or approximately $0.08 per share. We expect the 2006 expense to be a similar amount.

- "Excluding stock option expense, we expect growth in noninterest expenses to be on a par with what it was for 2005, or in the 6% to 7% range.

- "We expect employment benefits expense for the 2006 first quarter to be $1 million to $2 million higher than it was for the 2005 fourth quarter. This increase will reflect Social Security tax and 401(k) plan matching expenses. Typically, the caps on these expenses are reached late in the year.

- "We anticipate a slight increase in our marginal tax rate, to approximately 36.0%, for the 2006 full year."

CONFERENCE CALL TODAY

Management will discuss the 2005 fourth quarter and full year results, and future outlook, in a conference call today at 10:00 a.m. (EST). To access the call, dial (800) 475-2151 and enter PIN 6888066. Supporting materials, financial statements, and audio streaming will be available at www.wilmingtontrust.com.

A rebroadcast of the call will be available from 12:30 p.m. today until Friday, January 27, at 5:00 p.m. (EST), by calling 877-519-4471 and using PIN 6888066. To access the rebroadcast from outside the United States, dial 973-341-3080 and use the same PIN.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements that reflect the company's current expectations about its future performance. These statements rely on a number of assumptions and estimates and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Factors that could affect the company's future financial results include, among other things, changes in national or regional economic conditions, changes in market interest rates, increased competition in the company's businesses, and higher-than-expected credit losses. These factors are discussed more fully in the reports the company files with the Securities and Exchange Commission. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

ABOUT WILMINGTON TRUST

Wilmington Trust Corporation (NYSE: WL) is a financial services holding company that provides wealth management and specialized corporate services to clients throughout the United States and in more than 50 other countries, and commercial banking services throughout the Delaware Valley region. Its wholly owned bank subsidiary, Wilmington Trust Company, which was founded in 1903, is the 15th largest personal trust provider in the United States and the leading retail and commercial bank in Delaware. Wilmington Trust Corporation and its affiliates have offices in California, Delaware, Florida, Georgia, Maryland, Nevada, New York, Pennsylvania, South Carolina, Vermont, the Cayman Islands, the Channel Islands, London, and Dublin. For more information, visit www.wilmingtontrust.com.

                                      # # #

CONTACTS
---------

Investors and analysts:
-----------------------
Ellen J. Roberts
Investor Relations
302-651-8069
eroberts@wilmingtontrust.com

News media:
-----------
Bill Benintende
Public Relations
302-651-8268
wbenintende@wilmingtontrust.com


                                      # # #

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
             As of and for the twelve months ended December 31, 2005

                                   HIGHLIGHTS

                                                     Three Months Ended             Twelve Months Ended
                                                ----------------------------   ----------------------------
                                                Dec. 31,   Dec. 31,      %     Dec. 31,   Dec. 31,      %
                                                  2005       2004     Change     2005       2004     Change
-----------------------------------------------------------------------------------------------------------
OPERATING RESULTS (IN MILLIONS)
Net interest income                             $   87.5   $   76.4    14.5    $  328.9   $  294.4    11.7
Provision for loan losses                           (2.0)      (4.0)  (50.0)      (11.8)     (15.6)  (24.4)
Noninterest income                                  79.8       74.4     7.3       313.3      286.7     9.3
Noninterest expense                                 92.7       91.5     1.3       363.5      344.0     5.7
Net income                                          48.1       35.4    35.9       173.0      141.9    21.9

PER SHARE DATA
Basic net income                                $   0.71   $   0.53    34.0    $   2.56   $   2.12    20.8
Diluted net income                                  0.70       0.52    34.6        2.52       2.09    20.6
Dividends paid                                      0.30      0.285     5.3       1.185      1.125     5.3
Book value at period end                           14.92      13.43    11.1       14.92      13.43    11.1
Closing price at period end                        38.91      36.15     7.6       38.91      36.15     7.6
Market range:
   High                                            40.96      36.69    11.6       40.96      38.80     5.6
   Low                                             34.65      33.34     3.9       33.01      33.34    (1.0)

AVERAGE SHARES OUTSTANDING (IN THOUSANDS)
Basic                                             67,861     67,379     0.7      67,688     66,793     1.3
Diluted                                           68,956     68,238     1.1      68,570     67,755     1.2

AVERAGE BALANCE SHEET (IN MILLIONS)
Investment portfolio                            $1,907.0   $1,850.3     3.1    $1,876.6   $1,868.5     0.4
Loans                                            7,344.9    6,621.9    10.9     7,047.1    6,470.4     8.9
Earning assets                                   9,292.1    8,505.9     9.2     8,957.4    8,362.7     7.1
Core deposits                                    5,012.6    4,753.3     5.5     4,866.6    4,553.7     6.9
Stockholders' equity                               978.4      894.3     9.4       944.9      850.5    11.1

STATISTICS AND RATIOS (NET INCOME ANNUALIZED)
Return on average stockholders' equity             19.50%     15.75%   23.8       18.31%     16.68%    9.8
Return on average assets                            1.88%      1.51%   24.5        1.77%      1.56%   13.5
Net interest margin (taxable equivalent)            3.74%      3.59%    4.2        3.71%      3.57%    3.9
Dividend payout ratio                              42.41%     54.24%  (21.8)      46.36%     52.85%  (12.3)
Full-time equivalent headcount                     2,469      2,428     1.7       2,469      2,428     1.7

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
             As of and for the twelve months ended December 31, 2005

                           QUARTERLY INCOME STATEMENT

                                                                               Three Months Ended
                                                    ------------------------------------------------------------------------
                                                                                                             % Change From:
                                                                                                            ----------------
                                                    Dec. 31,   Sept. 30,   June 30,   Mar. 31,   Dec. 31,    Prior     Prior
(in millions)                                         2005       2005        2005       2005       2004     Quarter    Year
----------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME
   Interest income                                   $146.2     $134.9      $122.6     $112.9     $106.1       8.4      37.8
   Interest expense                                    58.7       51.2        42.5       35.3       29.7      14.6      97.6
--------------------------------------------------------------------------------------------------------
      Net interest income                              87.5       83.7        80.1       77.6       76.4       4.5      14.5
   Provision for loan losses                           (2.0)      (2.9)       (3.8)      (3.1)      (4.0)    (31.0)    (50.0)
--------------------------------------------------------------------------------------------------------
      Net interest income after provision
         for loan losses                               85.5       80.8        76.3       74.5       72.4       5.8      18.1
                                                     ---------------------------------------------------

NONINTEREST INCOME
   Advisory fees:
      Wealth Advisory Services
         Trust and investment advisory fees            30.3       32.0        30.0       29.6       29.1      (5.3)      4.1
         Mutual fund fees                               5.3        5.2         4.6        4.8        4.9       1.9       8.2
         Planning and other services                    7.1        6.3         7.8        9.1        7.5      12.7      (5.3)
--------------------------------------------------------------------------------------------------------
            Total Wealth Advisory Services             42.7       43.5        42.4       43.5       41.5      (1.8)      2.9
                                                     ---------------------------------------------------
      Corporate Client Services
         Capital markets services                       9.3        8.7         8.3        7.6        7.8       6.9      19.2
         Entity management services                     6.1        5.7         5.9        5.9        5.8       7.0       5.2
         Retirement services                            3.6        3.3         3.2        3.2        3.0       9.1      20.0
         Cash management services                       1.6        1.4         1.3        1.3        1.4      14.3      14.3
--------------------------------------------------------------------------------------------------------
            Total Corporate Client Services            20.6       19.1        18.7       18.0       18.0       7.9      14.4
                                                     ---------------------------------------------------
      Cramer Rosenthal McGlynn                          4.3        3.4         4.0        4.3        3.9      26.5      10.3
      Roxbury Capital Management                        0.6        0.3         0.2        0.3        0.9     100.0     (33.3)
--------------------------------------------------------------------------------------------------------
         Advisory fees                                 68.2       66.3        65.3       66.1       64.3       2.9       6.1
      Amortization of affiliate other intangibles      (1.0)      (1.0)       (1.0)      (1.0)      (1.0)       --        --
--------------------------------------------------------------------------------------------------------
         Advisory fees after amortization
            of affiliate other intangibles             67.2       65.3        64.3       65.1       63.3       2.9       6.2
                                                     ---------------------------------------------------
   Service charges on deposit accounts                  7.3        7.4         6.7        6.7        7.4      (1.4)     (1.4)
   Other noninterest income                             5.3        7.0         5.4        4.8        4.8     (24.3)     10.4
   Securities gains/(losses)                             --         --          --        0.8       (1.1)       --    (100.0)
--------------------------------------------------------------------------------------------------------
      Total noninterest income                         79.8       79.7        76.4       77.4       74.4       0.1       7.3
                                                     ---------------------------------------------------
      Net interest and noninterest income             165.3      160.5       152.7      151.9      146.8       3.0      12.6
                                                     ---------------------------------------------------

NONINTEREST EXPENSE
   Salaries and wages                                  36.4       35.4        35.0       32.9       36.1       2.8       0.8
   Incentives and bonuses                               7.0        7.6         8.0        8.8        7.6      (7.9)     (7.9)
   Employment benefits                                 11.5       11.6        11.7       12.5        9.5      (0.9)     21.1
   Net occupancy                                        6.1        5.5         5.1        5.7        5.6      10.9       8.9
   Furniture, equipment, and supplies                   8.4        8.7         9.0        8.4        8.6      (3.4)     (2.3)
   Other noninterest expense:
      Advertising and contributions                     2.5        2.4         2.1        2.1        2.3       4.2       8.7
      Servicing and consulting fees                     2.9        2.3         2.3        2.8        3.1      26.1      (6.5)
      Subadvisor expense                                2.5        2.7         1.7        2.6        2.5      (7.4)       --
      Travel, entertainment, and training               2.6        2.6         1.9        1.7        2.4        --       8.3
      Originating and processing fees                   2.8        2.8         2.7        2.2        2.8        --        --
      Other expense                                    10.0       10.2        10.1        9.6       11.0      (2.0)     (9.1)
--------------------------------------------------------------------------------------------------------
         Total other noninterest expense               23.3       23.0        20.8       21.0       24.1       1.3      (3.3)
                                                     ---------------------------------------------------
      Total noninterest expense                        92.7       91.8        89.6       89.3       91.5       1.0       1.3
                                                     ---------------------------------------------------
      Income before income taxes and
         minority interest                             72.6       68.7        63.1       62.6       55.3       5.7      31.3
Applicable income taxes                                24.5       24.2        22.6       22.5       19.9       1.2      23.1
--------------------------------------------------------------------------------------------------------
      Net income before minority interest              48.1       44.5        40.5       40.1       35.4       8.1      35.9
Minority interest                                        --        0.1         0.1         --         --    (100.0)       --
--------------------------------------------------------------------------------------------------------
      Net income                                     $ 48.1     $ 44.4      $ 40.4     $ 40.1     $ 35.4       8.3      35.9
                                                     ===================================================

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
             As of and for the twelve months ended December 31, 2005

                          YEAR-TO-DATE INCOME STATEMENT

                                                         Twelve Months Ended
                                                    ----------------------------
                                                    Dec. 31,   Dec. 31,      %
(in millions)                                         2005       2004     Change
--------------------------------------------------------------------------------
NET INTEREST INCOME
   Interest income                                   $516.6     $386.5     33.7
   Interest expense                                   187.7       92.1    103.8
----------------------------------------------------------------------
      Net interest income                             328.9      294.4     11.7
Provision for loan losses                             (11.8)     (15.6)   (24.4)
----------------------------------------------------------------------
   Net interest income after provision
      for loan losses                                 317.1      278.8     13.7
                                                     -----------------

NONINTEREST INCOME
   Advisory fees:
      Wealth Advisory Services
         Trust and investment advisory fees           121.9      110.2     10.6
         Mutual fund fees                              19.8       20.0     (1.0)
         Planning and other services                   30.4       25.4     19.7
----------------------------------------------------------------------
            Total Wealth Advisory Services            172.1      155.6     10.6
                                                     -----------------
      Corporate Client Services
         Capital markets services                      33.8       31.1      8.7
         Entity management services                    23.6       22.6      4.4
         Retirement services                           13.3       11.8     12.7
         Cash management services                       5.6        6.1     (8.2)
----------------------------------------------------------------------
            Total Corporate Client Services            76.3       71.6      6.6
                                                     -----------------
      Cramer Rosenthal McGlynn                         16.1       10.9     47.7
      Roxbury Capital Management                        1.4        1.6    (12.5)
----------------------------------------------------------------------
         Advisory fees                                265.9      239.7     10.9
      Amortization of affiliate other intangibles      (4.0)      (2.5)    60.0
----------------------------------------------------------------------
         Advisory fees after amortization
            of affiliate other intangibles            261.9      237.2     10.4
                                                     -----------------
   Service charges on deposit accounts                 28.1       31.4    (10.5)
   Other noninterest income                            22.5       18.6     21.0
   Securities gains/(losses)                            0.8       (0.5)      --
----------------------------------------------------------------------
      Total noninterest income                        313.3      286.7      9.3
                                                     -----------------
      Net interest and noninterest income             630.4      565.5     11.5
                                                     -----------------

NONINTEREST EXPENSE
   Salaries and wages                                 139.8      134.7      3.8
   Incentives and bonuses                              31.4       29.3      7.2
   Employment benefits                                 47.2       40.7     16.0
   Net occupancy                                       22.4       21.2      5.7
   Furniture, equipment, and supplies                  34.7       32.1      8.1
   Other noninterest expense:
      Advertising and contributions                     9.1        8.5      7.1
      Servicing and consulting fees                    10.2       11.6    (12.1)
      Subadvisor expense                                9.4        9.5     (1.1)
      Travel, entertainment, and training               8.8        8.7      1.1
      Originating and processing fees                  10.5        9.0     16.7
      Other expense                                    40.0       38.7      3.4
----------------------------------------------------------------------
         Total other noninterest expense               88.0       86.0      2.3
                                                     -----------------
      Total noninterest expense                       363.5      344.0      5.7
                                                     -----------------
      Income before income taxes and
         minority interest                            266.9      221.5     20.5
Applicable income taxes                                93.6       78.7     18.9
----------------------------------------------------------------------
      Net income before minority interest             173.3      142.8     21.4
Minority interest                                       0.3        0.9    (66.7)
----------------------------------------------------------------------
      Net income                                     $173.0     $141.9     21.9
                                                     =================

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
             As of and for the twelve months ended December 31, 2005

                             STATEMENT OF CONDITION

                                                                                                                % Change From
                                                                                                              ----------------
                                                      Dec. 31,   Sept. 30,   June 30,   Mar. 31,   Dec. 31,    Prior    Prior
(in millions)                                          2005         2005       2005       2005       2004     Quarter    Year
------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                              $   264.0   $   286.8   $  242.1   $  158.0   $  248.6     (7.9)     6.2
                                                     ------------------------------------------------------
Federal funds sold and securities
   purchased under agreements to resell                   14.3        64.0       11.7      131.4       63.3    (77.7)   (77.4)
                                                     ------------------------------------------------------
Investment securities:
   U.S. Treasury and government agencies                 571.9       526.2      503.3      452.8      441.3      8.7     29.6
   Obligations of state and political subdivisions        11.0        11.2       11.8       11.8       12.4     (1.8)   (11.3)
   Preferred stock                                        90.6        91.1       92.5       97.1       99.9     (0.5)    (9.3)
   Mortgage-backed securities                            852.1       913.9      915.4      946.5      929.2     (6.8)    (8.3)
   Other securities                                      403.2       384.6      356.1      323.0      330.5      4.8     22.0
-----------------------------------------------------------------------------------------------------------
      Total investment securities                      1,928.8     1,927.0    1,879.1    1,831.2    1,813.3      0.1      6.4
                                                     ------------------------------------------------------
Loans:
   Commercial, financial, and agricultural             2,506.5     2,511.4    2,508.4    2,519.0    2,505.2     (0.2)     0.1
   Real estate - construction                          1,166.3     1,032.0      900.9      821.9      735.4     13.0     58.6
   Mortgage - commercial                               1,246.3     1,260.8    1,256.4    1,240.2    1,246.8     (1.2)      --
-----------------------------------------------------------------------------------------------------------
      Total commercial loans                           4,919.1     4,804.2    4,665.7    4,581.1    4,487.4      2.4      9.6
                                                     ------------------------------------------------------
   Mortgage - residential                                455.5       450.9      444.5      428.3      431.3      1.0      5.6
   Installment loans to individuals                    1,438.3     1,414.8    1,332.4    1,255.7    1,239.6      1.7     16.0
   Secured with liquid collateral                        584.8       622.9      610.5      594.5      604.7     (6.1)    (3.3)
-----------------------------------------------------------------------------------------------------------
      Total retail loans                               2,478.6     2,488.6    2,387.4    2,278.5    2,275.6     (0.4)     8.9
                                                     ------------------------------------------------------
      Total loans net of unearned income               7,397.7     7,292.8    7,053.1    6,859.6    6,763.0      1.4      9.4
Reserve for loan losses                                  (91.4)      (93.4)     (92.4)     (90.4)     (89.7)    (2.1)     1.9
-----------------------------------------------------------------------------------------------------------
      Net loans                                        7,306.3     7,199.4    6,960.7    6,769.2    6,673.3      1.5      9.5
                                                     ------------------------------------------------------
Premises and equipment                                   147.6       147.2      148.4      148.4      150.3      0.3     (1.8)
Goodwill                                                 348.3       344.3      343.6      336.9      337.0      1.2      3.4
Other intangibles                                         36.2        40.2       41.4       42.7       43.8    (10.0)   (17.4)
Other assets                                             182.6       185.0      163.9      157.6      180.6     (1.4)     1.0
-----------------------------------------------------------------------------------------------------------
      Total assets                                   $10,228.1   $10,193.9   $9,790.9   $9,575.4   $9,510.2      0.3      7.5
                                                     ======================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
   Noninterest-bearing demand                        $ 1,014.8   $ 1,060.8   $  999.5   $1,012.4   $1,118.8      (4.3)    (9.3)
   Interest-bearing:
      Savings                                            326.3       332.7      347.7      356.5      355.5      (1.9)    (8.2)
      Interest-bearing demand                          2,360.0     2,317.5    2,241.7    2,366.9    2,442.5       1.8     (3.4)
      Certificates under $100,000                        923.0       840.6      804.7      782.6      765.4       9.8     20.6
      Local certificates $100,000 and over               436.5       411.0      367.4      387.5      305.4       6.2     42.9
-----------------------------------------------------------------------------------------------------------
         Total core deposits                           5,060.6     4,962.6    4,761.0    4,905.9    4,987.6       2.0      1.5
      National certificates $100,000 and over          2,228.6     2,586.3    2,310.7    1,985.2    1,884.3     (13.8)    18.3
-----------------------------------------------------------------------------------------------------------
         Total deposits                                7,289.2     7,548.9    7,071.7    6,891.1    6,871.9      (3.4)     6.1
                                                     ------------------------------------------------------
Short-term borrowings:
   Federal funds purchased and securities sold
      under agreements to repurchase                   1,355.6     1,104.4    1,163.5    1,215.5    1,120.2      22.7     21.0
   U.S. Treasury demand                                   18.1        12.9       25.4        4.0       37.1      40.3    (51.2)
-----------------------------------------------------------------------------------------------------------
      Total short-term borrowings                      1,373.7     1,117.3    1,188.9    1,219.5    1,157.3      22.9     18.7
                                                     ------------------------------------------------------
Other liabilities                                        151.6       156.2      168.9      153.1      167.0      (3.1)    (9.3)
Long-term debt                                           400.4       403.1      412.2      400.3      408.6      (0.7)    (2.0)
-----------------------------------------------------------------------------------------------------------
      Total liabilities                                9,214.9     9,225.5    8,841.7    8,664.0    8,604.8      (0.1)     7.1
                                                     ------------------------------------------------------
Minority interest                                          0.2         0.2        0.2        0.2        0.1        --    100.0
Stockholders' equity                                   1,013.0       968.2      949.0      911.2      905.3       4.6     11.9
-----------------------------------------------------------------------------------------------------------
      Total liabilities and stockholders'
         equity                                      $10,228.1   $10,193.9   $9,790.9   $9,575.4   $9,510.2       0.3      7.5
                                                     ======================================================

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
             As of and for the twelve months ended December 31, 2005

                         AVERAGE STATEMENT OF CONDITION

                                                                                                              % Change From
                                                        2005       2005       2005       2005       2004     ---------------
                                                       Fourth      Third     Second      First     Fourth     Prior    Prior
(in millions)                                         Quarter     Quarter    Quarter    Quarter    Quarter   Quarter    Year
----------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                              $   237.8   $  229.6   $  222.9   $  226.5   $  224.9      3.6      5.7
                                                     -----------------------------------------------------
Federal funds sold and securities
   purchased under agreements to resell                   40.2       52.9       21.0       20.2       33.7    (24.0)    19.3
                                                     -----------------------------------------------------
Investment securities:
   U.S. Treasury and government agencies                 539.9      525.1      445.3      440.9      459.7      2.8     17.4
   Obligations of state and political subdivisions        11.1       11.3       11.8       11.9       12.5     (1.8)   (11.2)
   Preferred stock                                        90.0       92.5       94.4       99.3      122.5     (2.7)   (26.5)
   Mortgage-backed securities                            878.6      931.9      929.8      960.5      936.5     (5.7)    (6.2)
   Other securities                                      387.4      369.2      346.0      328.1      319.1      4.9     21.4
----------------------------------------------------------------------------------------------------------
      Total investment securities                      1,907.0    1,930.0    1,827.3    1,840.7    1,850.3     (1.2)     3.1
                                                     -----------------------------------------------------
Loans:
   Commercial, financial, and agricultural             2,511.2    2,494.6    2,506.3    2,512.9    2,407.3      0.7      4.3
   Real estate - construction                          1,094.6      955.9      851.1      760.2      749.1     14.5     46.1
   Mortgage - commercial                               1,261.4    1,254.4    1,253.8    1,233.6    1,215.0      0.6      3.8
----------------------------------------------------------------------------------------------------------
      Total commercial loans                           4,867.2    4,704.9    4,611.2    4,506.7    4,371.4      3.4     11.3
                                                     -----------------------------------------------------
   Mortgage - residential                                450.8      443.8      432.1      427.5      434.3      1.6      3.8
   Installment loans to individuals                    1,412.5    1,369.7    1,297.8    1,234.6    1,202.4      3.1     17.5
   Secured with liquid collateral                        614.4      610.0      597.5      600.7      613.8      0.7      0.1
----------------------------------------------------------------------------------------------------------
      Total retail loans                               2,477.7    2,423.5    2,327.4    2,262.8    2,250.5      2.2     10.1
                                                     -----------------------------------------------------
      Total loans net of unearned income               7,344.9    7,128.4    6,938.6    6,769.5    6,621.9      3.0     10.9
Reserve for loan losses                                  (93.5)     (91.6)     (89.4)     (89.0)     (89.7)     2.1      4.2
----------------------------------------------------------------------------------------------------------
      Net loans                                        7,251.4    7,036.8    6,849.2    6,680.5    6,532.2      3.0     11.0
                                                     -----------------------------------------------------
Premises and equipment                                   147.6      148.2      149.5      150.2      151.4     (0.4)    (2.5)
Goodwill                                                 344.4      344.2      339.8      337.0      337.7      0.1      2.0
Other intangibles                                         39.7       40.9       42.1       43.3       41.8     (2.9)    (5.0)
Other assets                                             167.5      177.5      168.4      171.0      174.9     (5.6)    (4.2)
----------------------------------------------------------------------------------------------------------
      Total assets                                   $10,135.6   $9,960.1   $9,620.2   $9,469.4   $9,346.9      1.8      8.4
                                                     =====================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
   Noninterest-bearing demand                        $ 1,017.4   $1,016.4   $  973.8   $  959.3   $1,016.6      0.1      0.1
   Interest-bearing:
      Savings                                            325.9      345.1      354.5      354.5      356.6     (5.6)    (8.6)
      Interest-bearing demand                          2,321.2    2,257.2    2,264.4    2,373.4    2,360.3      2.8     (1.7)
      Certificates under $100,000                        901.5      825.0      795.9      773.9      767.2      9.3     17.5
      Local certificates $100,000 and over               446.6      409.3      379.0      370.1      252.6      9.1     76.8
----------------------------------------------------------------------------------------------------------
         Total core deposits                           5,012.6    4,853.0    4,767.6    4,831.2    4,753.3      3.3      5.5
      National certificates $100,000 and over          2,475.4    2,500.6    2,302.0    1,940.4    2,017.3     (1.0)    22.7
----------------------------------------------------------------------------------------------------------
         Total deposits                                7,488.0    7,353.6    7,069.6    6,771.6    6,770.6      1.8     10.6
                                                     -----------------------------------------------------
Short-term borrowings:
   Federal funds purchased and securities sold
      under agreements to repurchase                   1,098.0    1,056.7    1,034.1    1,197.9    1,103.3      3.9     (0.5)
   U.S. Treasury demand                                    7.7       12.1       17.7        8.5       10.0    (36.4)   (23.0)
----------------------------------------------------------------------------------------------------------
         Total short-term borrowings                   1,105.7    1,068.8    1,051.8    1,206.4    1,113.3      3.5     (0.7)
                                                     -----------------------------------------------------
Other liabilities                                        163.3      170.9      163.7      170.4      158.7     (4.4)     2.9
Long-term debt                                           400.0      408.7      405.9      407.3      409.9     (2.1)    (2.4)
----------------------------------------------------------------------------------------------------------
         Total liabilities                             9,157.0    9,002.0    8,691.0    8,555.7    8,452.5      1.7      8.3
                                                     -----------------------------------------------------
Minority interest                                          0.2        0.3        0.2        0.1        0.1    (33.3)   100.0
Stockholders' equity                                     978.4      957.8      929.0      913.6      894.3      2.2      9.4
----------------------------------------------------------------------------------------------------------
         Total liabilities and stockholders'
            equity                                   $10,135.6   $9,960.1   $9,620.2   $9,469.4   $9,346.9      1.8      8.4
                                                     =====================================================

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
             As of and for the twelve months ended December 31, 2005

                                YIELDS AND RATES

                                                     2005       2005       2005       2005       2004
                                                    Fourth      Third     Second      First     Fourth
YIELDS/RATES (TAX-EQUIVALENT BASIS)                 Quarter    Quarter    Quarter    Quarter    Quarter
-------------------------------------------------------------------------------------------------------
EARNING ASSETS:
FEDERAL FUNDS SOLD AND SECURITIES
   PURCHASED UNDER AGREEMENTS TO RESELL                4.02%      3.45%      2.88%      2.16%      1.94%

U.S. Treasury and government agencies                  3.76       3.67       3.61       3.53       3.62
Obligations of state and political subdivisions        8.78       8.76       8.71       8.76       8.80
Preferred stock                                        7.58       7.58       7.82       7.04       7.40
Mortgage-backed securities                             4.10       4.02       4.07       4.09       4.06
Other securities                                       5.32       4.84       4.55       4.12       3.69
TOTAL INVESTMENT SECURITIES                            4.44       4.27       4.27       4.14       4.14

Commercial, financial, and agricultural                6.80       6.32       5.86       5.46       5.02
Real estate - construction                             7.39       6.94       6.42       6.06       5.38
Mortgage - commercial                                  6.96       6.55       6.13       5.82       5.38
TOTAL COMMERCIAL LOANS                                 6.97       6.51       6.04       5.66       5.18

Mortgage - residential                                 5.82       5.99       5.90       5.87       5.97
Installment loans to individuals                       6.60       6.43       6.28       6.13       5.98
Secured with liquid collateral                         5.38       4.89       4.40       3.90       3.39
TOTAL RETAIL LOANS                                     6.16       5.96       5.73       5.49       5.27

TOTAL LOANS                                            6.70       6.32       5.93       5.60       5.21

TOTAL EARNING ASSETS                                   6.22       5.87       5.58       5.28       4.97

FUNDS USED TO SUPPORT EARNING ASSETS:
Savings                                                0.30       0.28       0.25       0.25       0.26
Interest-bearing demand                                0.95       0.90       0.82       0.77       0.74
Certificates under $100,000                            2.96       2.64       2.39       2.17       2.07
Local certificates $100,000 and over                   3.53       3.04       2.70       2.47       2.05
CORE INTEREST-BEARING DEPOSITS                         1.64       1.45       1.29       1.16       1.05

National certificates $100,000 and over                4.01       3.51       3.03       2.47       1.92
TOTAL INTEREST-BEARING DEPOSITS                        2.55       2.26       1.94       1.60       1.36

Federal funds purchased and securities sold
   under agreements to repurchase                      3.80       3.37       2.93       2.55       2.05
U.S. Treasury demand                                   4.22       3.41       2.62       2.06       1.64
TOTAL SHORT-TERM BORROWINGS                            3.80       3.37       2.92       2.55       2.04

Long-term debt                                         6.01       5.39       4.85       4.37       3.97
TOTAL INTEREST-BEARING LIABILITIES                     2.89       2.58       2.24       1.91       1.61

TOTAL FUNDS USED TO SUPPORT EARNING ASSETS             2.48       2.21       1.92       1.64       1.38

NET INTEREST MARGIN (TAX-EQUIVALENT BASIS)             3.74       3.66       3.66       3.64       3.59

YEAR-TO-DATE NET INTEREST MARGIN                       3.71       3.65       3.65       3.64       3.57

Prime rate                                             6.97       6.42       5.91       5.44       4.94

Tax-equivalent net interest income (in millions)   $   88.5   $   84.7   $   81.0   $   78.5   $   77.5

AVERAGE EARNING ASSETS                              9,292.1    9,111.3    8,786.9    8,630.4    8,505.9

Average rates are calculated using average balances based on historical cost and do not reflect market valuation adjustments.

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
             As of and for the twelve months ended December 31, 2005

                            SUPPLEMENTAL INFORMATION

                                                                                  Three Months Ended
                                                       -----------------------------------------------------------------------
                                                                                                                % Change From:
                                                                                                               ---------------
                                                       Dec. 31,   Sept. 30,   June 30,   Mar. 31,   Dec. 31,    Prior    Prior
                                                         2005        2005       2005       2005       2004     Quarter    Year
------------------------------------------------------------------------------------------------------------------------------
NET INCOME
Net income per share
   Basic                                               $   0.71   $   0.66    $   0.60   $   0.59   $  0.53      7.6      34.0
   Diluted                                                 0.70       0.65        0.59       0.59      0.52      7.7      34.6
Weighted average shares outstanding (in thousands)
   Basic                                                 67,861     67,788      67,618     67,480    67,379
   Diluted                                               68,956     68,699      68,387     68,229    68,238
Net income as a percentage of:
   Average assets                                          1.88%      1.77%       1.68%      1.72%     1.51%
   Average stockholders' equity                           19.50      18.39       17.44      17.80     15.75

ASSETS UNDER MANAGEMENT * (IN BILLIONS)
Wilmington Trust                                       $   27.5   $   26.3    $   26.0   $   26.5   $  26.5       4.6      3.8
Roxbury Capital Management                                  3.3        3.2         3.0        2.8       3.1       3.1      6.5
Cramer Rosenthal McGlynn                                    8.9        8.5         7.8        7.2       6.9       4.7     29.0
-----------------------------------------------------------------------------------------------------------
   Combined assets under management                    $   39.7   $   38.0    $   36.8   $   36.5   $  36.5       4.5      8.8
                                                       ====================================================

* Assets under management include estimates for values associated with certain assets that lack readily ascertainable values, such as limited partnership interests.

ASSETS UNDER ADMINISTRATION ** (IN BILLIONS)
Wilmington Trust                                       $  103.4   $   96.9    $   97.9   $   97.8   $  99.0       6.7      4.4
** Includes Wilmington Trust assets under management

FULL-TIME EQUIVALENT HEADCOUNT
Full-time equivalent headcount                            2,469      2,439       2,425      2,443     2,428

CAPITAL (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Average stockholders' equity                           $  978.4   $  957.8    $  929.0   $  913.6   $ 894.3       2.2      9.4
Period-end primary capital                              1,104.4    1,061.6     1,041.4    1,001.6     995.0       4.0     11.0
Per share:
   Book value                                             14.92      14.28       14.01      13.49     13.43       4.5     11.1
   Quarterly dividends declared                            0.30       0.30        0.30      0.285     0.285        --      5.3
   Year-to-date dividends declared                        1.185      0.885       0.585      0.285     1.125
Average stockholders' equity to assets                     9.65%      9.62%       9.66%      9.65%     9.57%
Total risk-based capital ratio                            12.29      12.12       11.91      12.06     11.60
Tier 1 risk-based capital ratio                            7.50       7.32        7.17       7.25      6.94
Tier 1 leverage capital ratio                              6.70       6.30        6.23       6.10      5.92

CREDIT QUALITY (IN MILLIONS)
Period-end reserve for loan losses                     $   91.4   $   93.4    $   92.4   $   90.4   $  89.7
Period-end nonperforming assets:
   Nonaccrual                                              39.3       49.9        54.2       39.5      56.4
   OREO                                                     0.2        0.2         0.2        0.2       0.2
   Renegotiated loans                                       4.7        4.8         4.9        5.1       5.2
Period-end past due 90 days                                 4.1       14.9         2.9        3.2       5.5

Gross charge-offs                                           7.8        3.1         2.8        3.5       6.4
Recoveries                                                  3.8        1.2         1.0        1.1       0.8
Net charge-offs                                             4.0        1.9         1.8        2.4       5.6
Year-to-date net charge-offs                               10.1        6.1         4.2        2.4      15.8

Ratios:
   Period-end reserve to loans                             1.24%      1.28%       1.31%      1.32%     1.33%
   Period-end non-performing assets to loans               0.60       0.75        0.84       0.65      0.91
   Period-end loans past due 90 days to total loans        0.06       0.20        0.04       0.05      0.08
   Net charge-offs to average loans                        0.05       0.03        0.03       0.04      0.08

INTERNAL RISK RATING
Pass                                                      97.24%     96.96%      96.96%     96.91%    96.58%
Watchlisted                                                1.96       2.00        2.00       1.95      1.82
Substandard                                                0.73       0.82        0.82       0.90      1.35
Doubtful                                                   0.07       0.22        0.22       0.24      0.25

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
             As of and for the twelve months ended December 31, 2005

                        QUARTERLY BUSINESS SEGMENT REPORT

                                                                  Three Months Ended
                                                -----------------------------------------------------
                                                Dec. 31,   Sept. 30,   June 30,   Mar. 31,   Dec. 31,
(in millions)                                     2005        2005       2005       2005       2004
-----------------------------------------------------------------------------------------------------
REGIONAL BANKING
   Net interest income                           $80.1       $77.6      $74.6      $71.5      $70.1
   Provision for loan losses                      (1.9)       (2.7)      (3.8)      (2.8)      (3.9)
   Noninterest income                             12.5        14.2       12.1       12.3       11.0
   Noninterest expense                            38.6        39.2       36.1       35.7       36.7
---------------------------------------------------------------------------------------------------
      Income before taxes & minority interest     52.1        49.9       46.8       45.3       40.5

WEALTH ADVISORY SERVICES
   Net interest income                           $ 6.4       $ 6.0      $ 5.4      $ 5.4      $ 5.3
   Provision for loan losses                      (0.1)       (0.2)        --       (0.3)      (0.1)
   Noninterest income                             39.8        40.6       39.9       40.5       38.5
   Noninterest expense                            36.3        34.5       34.9       36.3       37.1
---------------------------------------------------------------------------------------------------
      Income before taxes & minority interest      9.8        11.9       10.4        9.3        6.6

CORPORATE CLIENT SERVICES
   Net interest income                           $ 3.7       $ 2.7      $ 2.4      $ 2.8      $ 2.8
   Provision for loan losses                        --          --         --         --         --
   Noninterest income                             22.8        21.3       20.4       20.1       20.3
   Noninterest expense                            17.8        18.1       18.6       17.3       17.7
---------------------------------------------------------------------------------------------------
      Income before taxes & minority interest      8.7         5.9        4.2        5.6        5.4

AFFILIATE MANAGERS *
   Net interest income                           $(2.7)      $(2.6)     $(2.3)     $(2.1)     $(1.8)
   Provision for loan losses                        --          --         --         --         --
   Noninterest income                              4.7         3.6        4.0        4.5        4.6
   Noninterest expense                              --          --         --         --         --
---------------------------------------------------------------------------------------------------
      Income before taxes & minority interest      2.0         1.0        1.7        2.4        2.8

TOTAL WILMINGTON TRUST CORPORATION
   Net interest income                           $87.5       $83.7      $80.1      $77.6      $76.4
   Provision for loan losses                      (2.0)       (2.9)      (3.8)      (3.1)      (4.0)
   Noninterest income                             79.8        79.7       76.4       77.4       74.4
   Noninterest expense                            92.7        91.8       89.6       89.3       91.5
---------------------------------------------------------------------------------------------------
      Income before taxes & minority interest    $72.6       $68.7      $63.1      $62.6      $55.3
                                                 ==================================================

* Affiliate managers comprise Cramer Rosenthal McGlynn and Roxbury Capital Management.

Segment data for prior periods may differ from previously published figures due to changes in reporting methodology and/or organizational structure.

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
             As of and for the twelve months ended December 31, 2005

                      YEAR-TO-DATE BUSINESS SEGMENT REPORT

                                                         Twelve Months Ended
                                                -------------------------------------
                                                Dec. 31,   Dec. 31,      $        %
 (in millions)                                    2005       2004     Change   Change
-------------------------------------------------------------------------------------
REGIONAL BANKING
   Net interest income                           $303.8     $266.8    $ 37.0    13.9%
   Provision for loan losses                      (11.2)     (15.5)     (4.3)  (27.7)
   Noninterest income                              51.1       49.5       1.6     3.2
   Noninterest expense                            149.6      141.6       8.0     5.6
------------------------------------------------------------------------------------
      Income before taxes & minority interest     194.1      159.2      34.9    21.9

WEALTH ADVISORY SERVICES
   Net interest income                           $ 23.2     $ 23.3    $ (0.1)   (0.4)%
   Provision for loan losses                       (0.6)      (0.1)      0.5     N/M
   Noninterest income                             160.8      144.5      16.3    11.3
   Noninterest expense                            142.1      135.6       6.5     4.8
------------------------------------------------------------------------------------
      Income before taxes & minority interest      41.3       32.1       9.2    28.7

CORPORATE CLIENT SERVICES
   Net interest income                           $ 11.6     $ 10.1    $  1.5    14.9%
   Provision for loan losses                         --         --        --      --
   Noninterest income                              84.6       80.7       3.9     4.8
   Noninterest expense                             71.8       66.8       5.0     7.5
------------------------------------------------------------------------------------
      Income before taxes & minority interest      24.4       24.0       0.4     1.7

AFFILIATE MANAGERS *
   Net interest income                           $ (9.7)    $ (5.8)   $ (3.9)  (67.2)%
   Provision for loan losses                         --         --        --      --
   Noninterest income                              16.8       12.0       4.8    40.0
   Noninterest expense                               --         --        --      --
------------------------------------------------------------------------------------
      Income before taxes & minority interest       7.1        6.2       0.9    14.5

TOTAL WILMINGTON TRUST CORPORATION
   Net interest income                           $328.9     $294.4    $ 34.5    11.7%
   Provision for loan losses                      (11.8)     (15.6)     (3.8)  (24.4)
   Noninterest income                             313.3      286.7      26.6     9.3
   Noninterest expense                            363.5      344.0      19.5     5.7
------------------------------------------------------------------------------------
      Income before taxes & minority interest    $266.9     $221.5    $ 45.4    20.5
                                                 ===================================

* Affiliate managers comprise Cramer Rosenthal McGlynn and Roxbury Capital Management.

Segment data for prior periods may differ from previously published figures due to changes in reporting methodology and/or organizational structure.